Exhibit 10.129

PURCHASE AND SALE AGREEMENT

FOR

2200 WEST LOOP SOUTH

KBS 2200 WEST LOOP, LLC

Purchaser

2200 WEST LOOP SOUTH, L.P.

Seller

July 27, 2007

Table of Contents

1. DEFINITIONS			1
2. EXHIBITS			5
3. SALE AND PURCHASE OF PROPERTY			6
4. PURCHASE PRICE			6
	4.1	Amount of Purchase Price	6
	4.2	Payment of Purchase Price	6
5. EARNEST MONEY			6
	5.1	Initial Earnest Money	6
	5.2	Additional Earnest Money	6
	5.3	Application of Earnest Money	7
	5.4	Investment of Earnest Money	7
	5.5	Failure to Deposit Earnest Money	7
6. CLOSING			7
	6.1	Time and Place of Closing	7
	6.2	Deliveries at Closing	7
	6.3	Closing Costs	9
	6.4	Prorations	9
7.	TITLE EXAMINATION AND OBJECTIONS; FAILURE TO CURE		14
	7.1	Title Examination and Objections	14
	7.2	Failure to Cure Title Objections	15
8. ACCESS TO AND EXAMINATION OF THE PROPERTY; CONDITION OF THE PROPERTY			15
	8.1	Inspection of the Property	15
	8.2	Procedure	16
	8.3	Insurance	17
	8.4	No Governmental Contact	17
	8.5	Confidentiality	17
	8.6	Property Documents	18
	8.7	Interviews	19
	8.8	Condition of the Property	19
9. REPRESENTATIONS AND WARRANTIES OF SELLER			20
	9.1	Due Authorization	20
	9.2	Financial Status	20
	9.3	Condemnation	21
	9.4	Liens and Existing Agreements	21
	9.5	Litigation	21
	9.6	Tenant Leases	21
	9.7	Security Deposits	21
	9.8	Service Contracts	21
	9.9	Notices from Insurance Company	22
	9.10	Insurance	22
	9.11	Hazardous Substances or Wastes	22
	9.12	Lease Commissions	22
	9.13	Restricted Persons	23

	9.14	Seller’s Knowledge	23
	9.15	Seller’s Obligations	23
10. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER			23
	10.1	Due Authorization	23
	10.2	Applicable Laws	24
	10.3	Litigation and Other Proceedings	24
	10.4	Financial Status	24
	10.5	Purchase Funds: Restricted Persons	24
	10.6	Purchaser’s Obligations	24
11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY			25
12. CONDITIONS			25
	12.1	Purchaser’s Conditions	25
	12.2	Seller’s Conditions	27
13. OPERATIONS PRIOR TO CLOSING			27
	13.1	Operation of Improvements	27
	13.2	Compliance with Existing Agreements	27
	13.3	New Agreements	27
	13.4	Leasing Matters	28
	13.5	No Further Encumbrances	28
	13.6	Marketing	28
	13.7	Future Notices	28
14. FIRE AND CASUALTY			29
15.	EMINENT DOMAIN		29
16.	FAILURE TO CLOSE		30
	16.1	Seller’s Default	30
	16.2	Purchaser’s Default	30
17.	BROKERAGE AND OTHER FEES		31
	17.1	Representations Regarding Brokers	31
	17.2	Amount and Method of Payment of Commission	31
18. ASSIGNABILITY			31
	18.1	By Purchaser	31
	18.2	Successors and Assigns	32
19. WAIVER. CONSENT			32
20. GOVERNING LAW			32
21. HEADINGS			32
22. NOTICES			32
23. SEVERABILITY			33
24. FURTHER ASSURANCES			33
25. OTHER PARTIES			33
26. COUNTERPARTS			34
27. TIME IS OF THE ESSENCE			34
28. DELAY NOT A WAIVER			34
29. INTENTIONALLY OMITTED			34
30. NO PARTNERSHIP			34
31. NO PUBLIC DISCLOSURE			34

32.	SECTION 1031 EXCHANGE		34
33.	LIMITATION OF LIABILITY		35
34.	NO PROCESSING		35
35.	RECORDATION		35
36.	PROPER EXECUTION		35
37.	EXPIRATION		35
38.	INTENTIONALLY DELETED		36
39.	SERVICE CONTRACTS		36
40.	RECORDATION AND DELIVERY OF FUNDS AND DOCUMENTS		36
	40.1	Prorations	36
	40.2	Recording	36
	40.3	Funds	36
	40.4	Document Delivery	36
	40.5	Title Policy	36

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 27th day of July, 2007, by and between 2200 WEST LOOP SOUTH, L.P., a Texas limited partnership, having a mailing address of c/o Corrigan Properties, Inc., 2100 McKinney, Suite 1750, Dallas, Texas 75201 (“Seller”), and KBS 2200 WEST LOOP, LLC, a Delaware limited liability company, having a mailing address of 205 West Wacker, Suite 1000, Chicago, IL 60606 (“Purchaser”).

W I T N E S S E T H; That,

WHEREAS, Seller is the owner of certain improved real property located at 2200 West Loop South, Houston, Texas, and commonly known as 2200 West Loop; and

WHEREAS, the Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of Seller’s right, title, and interest in and to said property and certain related personal and other property, as hereinafter more particularly described, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) in hand paid by Purchaser to Seller, the premises, and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:

1. DEFINITIONS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter or initial capital letters, shall have the meaning ascribed thereto by this Article

1.1 “Additional Earnest Money” means the cash deposited by Purchaser with Escrow Agent as Additional Earnest Money as provided in Section 5.2 hereof. The term “Additional Earnest Money” includes any interest or income earned on the Additional Earnest Money, if any.

1.2. “Agreement” means this Purchase and Sale Agreement, together with all exhibits attached hereto.

1.3. “Broker” means Holliday Fenoglio Fowler, L.P.

1.4. “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday for national banks in the State of Texas.

1.5 “Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Article 6 hereof.

1.6. “Closing Date” means the time and date, established under Section 6.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of Seller and Purchaser or pursuant to the provisions of this Agreement.

1.7. “Current Tax Period” means the fiscal year of the applicable taxing authority in which the Closing Date occurs.

1.8. “Date of this Agreement” means the date on which this Agreement, after having first been executed by Purchaser, is duly executed by Seller.

1.9. “Deed” means the special warranty deed by which Seller is to convey the Real Property to Purchaser at Closing, the form of which is attached hereto as Exhibit B and by this reference made a part hereof.

1.10. “Earnest Money” means the Initial Earnest Money, together with the Additional Earnest Money when and to the extent the Additional Earnest Money is deposited. The term “Earnest Money” includes all interest or income earned on the Earnest Money, if any.

1.11. “Escrow Agent” means Vandiver & Castleman Land Title Company in its capacity as escrow agent under this Agreement.

1.12. “Good and Indefeasible Title” means fee simple title which will be insured by Purchaser’s title insurer, at standard rates, on a TLTA Owner’s Policy of Title Insurance (Form T-1), with no exceptions other than (i) the standard printed exceptions to the extent not removed by Seller’s obligations hereunder, (ii) ad valorem property taxes for the year of Closing which are not yet due and payable as of Closing, (iii) the rights of tenants, as tenants only, under the Leases without any option to purchase or acquire an interest in the Property, and (iv) the Permitted Exceptions.

1.13. “Hazardous Substances or Waste” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated or controlled or which gives rise to liability under any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing hazardous materials, including, without limitation, such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, hazardous materials, (ii) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (iii) requiring notification or disclosure of releases of hazardous materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

1.14. “Improvements” means the ten story office building located on the Land and commonly known as 2200 West Loop, having an address of 2200 West Loop South, Houston, Texas, and containing approximately 196,217 rentable square feet of space, together with approximately 770 parking spaces in an adjoining parking structure and 19 surface parking spaces.

1.15. “Inspection Period” has the meaning set forth in Section 8.1.

1.16. “Initial Earnest Money” means the cash deposited by Purchaser with Escrow Agent as Initial Earnest Money as provided in Section 5.1 hereof. The term “Initial Earnest Money” includes all interest or income earned on the Initial Earnest Money, if any.

1.17. “Intangible Property” means any intangible property now or hereafter owned by Seller in connection with the Land, the Improvements, or the Personal Property, including, but not limited to, all benefits under all licenses, permits, approvals, blueprints, plans, specifications, maps, drawings and guaranties and all warranties made by any contractors, subcontractors, vendors or suppliers, regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Real Property and all intangible rights and property, including, without limitation, all rights of ownership and use of any names or trade names used in connection with the Property.

1.18. “Land” means all those tracts or parcels of real property, containing approximately 4.273 acres, located at 2200 West Loop South, Houston, Texas, lying in the Wm. White One Third League, Houston, Harris County, Texas, as more particularly described in Exhibit A, attached hereto and by this reference made a part hereof, together with all of Seller’s right, title, and interest in and to all appurtenances, rights, easements, tenements, and hereditaments incident thereto.

1.19. “Lease” means any lease or other occupancy agreement covering any space in the Property; collectively, the “Leases”.

1.20. “Permitted Exceptions” means all Title Objections to which Purchaser fails to object, which Purchaser waives in writing, or which are deemed to be Permitted Exceptions, pursuant to Article 7 hereof.

1.21. “Personal Property” means all furniture, fixtures, equipment, appliances, and personal property owned by Seller now located in or on the Real Property and used in connection with the management and operation of Real Property, including, but not limited to, all of the items listed in Exhibit C, attached hereto and by this reference made a part hereof, together with all replacements of any such items acquired by Seller prior to the Closing Date, but excluding cash and accounts receivable.

1.22. “Property” means collectively, the Real Property, the Personal Property and the Intangible Property.

1.23. “Purchase Price” means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Article 4 of this Agreement.

1.24. “Real Property” means collectively, the Land and the Improvements.

1.25. “Rent Roll” means a list of all Leases containing, with respect to each Lease, information as to the commencement date of such Lease, the termination date of such Lease, the approximate square footage of such leased premises, the annual base rental due under such Lease, any prepaid rents, and the amount and duration of any rent or other concessions made to the Tenant under such Lease.

1.26. “Service Contracts” means any and all of the service contracts, equipment, labor or material contracts, maintenance or repair contracts, or other agreements (other than the Leases) entered into by Seller and that are in force and effect and that affect the Property or the operation, repair, or maintenance thereof, as more particularly described on Exhibit K attached hereto, to the extent Purchaser elects to assume the same in accordance with the provisions of Section 39 below. The property management agreement, together with any separate exclusive leasing agreement, entered into by Seller with respect to the Property shall not be considered to be a Service Contract under this Agreement, shall be terminated by Seller at Seller’s sole cost and expense at or prior to Closing, and shall not be assigned to or assumed by Purchaser at Closing.

1.27. “Security Deposits” means the unforfeited, unrefunded and unapplied funds deposited by Tenants with Seller as security for such Tenants’ obligations under their respective Leases.

1.28. “Seller Default” has the meaning set forth in Section 12.1.2.

1.29. “Survey” means the existing as-built survey of the Real Property prepared by Civil-Surv Land Surveying, L.C., dated May 27, 2005, as such survey may be up-dated as provided in Section 7.1 hereof.

1.30. “Tenant” means any tenant or lessee under any of the Leases.

l.31. “Tenant Estoppel Certificate” means the certificate to be executed by the Tenants with respect to the Lease pursuant to which such Tenant leases space in the Improvements, such certificate to be in substantially the form attached hereto as Exhibit D and incorporated herein by this reference, and otherwise in accordance with Section 12.1.4 below.

1.32. “Title Agent” means Vandiver & Castleman Land Title Company in its capacity as agent for Title Underwriter.

1.33. “Title Objection” means any mortgage, deed of trust, lien, financing statement, security interest, easement, lease, restrictive covenant, agreement, option, defect, or other encumbrance which impairs or encumbers the title to the Real Property, excluding, however, the Permitted Exceptions.

1.34. “Title Policy” means a TLTA Owner’s Policy of Title Insurance (Form T-1) issued by the Title Underwriter, by and through Title Agent, as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Good and Indefeasible Title to the Property in Purchaser.

1.35 “Title Underwriter” means Chicago Title Company, whose address is 2001 Bryan Street, Suite 1700, Dallas, Texas; Attn: Charles Valdes, Vice President; Telephone: 214-303-5362; Facsimile: 214-303-5441.

2. EXHIBITS. Attached hereto and forming an integral part of this Agreement are the following exhibits, each of which is incorporated into this Agreement as fully as if its contents were set forth in full at each point in this Agreement at which such exhibit is referenced:

Exhibit A	Legal Description of Land

Exhibit B	Form of Deed

Exhibit C	List of Personal Property

Exhibit D	Form of Tenant Estoppel Certificate

Exhibit E	Form of Assignment and Assumption of Leases and Service Contracts

Exhibit F	Form of Blanket Bill of Sale and Assignment

Exhibit G	Form of Bills Paid Affidavit

Exhibit H	Form of Certificate of Non-Foreign Status

Exhibit I	Rent Roll

Exhibit J	List of Security Deposits

Exhibit K	List of Service Contracts

Exhibit L	List of Commission Agreements

Exhibit M	Purchaser’s 3-14 Audit Documents and Questions

Exhibit N	Form of Tenant Notice Letter

Exhibit O	Title Company Affidavit

Exhibit P	Schedule of Litigation

3. SALE AND PURCHASE OF PROPERTY. On the terms and conditions hereinafter set forth, Seller shall sell the Property to Purchaser and Purchaser shall purchase the Property from Seller.

4. PURCHASE PRICE.

4.1. Amount of Purchase Price. The Purchase Price for the Property shall be Thirty-Five Million One Hundred Thousand and No/100 Dollars ($35,100,000.00).

4.2. Payment of Purchase Price. The Purchase Price, as adjusted to reflect the prorations and other adjustments provided for herein, shall be paid by Purchaser to Seller at the Closing by cash or federal funds wire transfer.

5. EARNEST MONEY.

5.1. Initial Earnest Money. Within one (1) business day after the Date of this Agreement, Purchaser shall deposit with Escrow Agent in immediately available funds the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) as the “Initial Earnest Money”. The Initial Earnest Money shall only be refundable to Purchaser in the event of (i) the delivery to Seller from Purchaser of written notice specifying one or more Seller Defaults which are not cured during the Inspection Period and (ii) the termination of this Agreement during the Inspection Period. For the sake of clarity of clause (i) of the preceding sentence, in the event, without Purchaser having delivered to Seller written notice specifying one or more Seller Defaults which are not cured during the Inspection Period, this Agreement is terminated during the Inspection Period (or this Agreement is terminated by virtue of Purchaser not delivering the Notice of Suitability pursuant to Section 8.1 or by virtue of the failure to Purchaser to deliver the Additional Earnest Money in accordance with Section 5.2) then, upon any such termination of this Agreement, the Initial Earnest Money shall be delivered to Seller upon the exercise of such termination right. To the extent any Seller Default for which written notice is delivered is the failure to perform any act within a specific period of time, such Seller Default can be cured if the act is performed within the cure period for Seller Default. Upon delivery of any notice of Seller Default, Seller will have the right to extend the Inspection Period for up to five (5) Business Days in order to provide an opportunity to cure such Seller Default, if Seller so elects. Seller shall deliver written notice of such extension to Purchaser on or before the last day of the original Inspection Period. Seller and Purchaser acknowledge that a material breach of Seller’s representations and warranties which is not cured as provided in Section 12.1.2 will result in an uncured Seller Default, which, if included in Purchaser’s notice in the foregoing clause (i), will entitle Purchaser to the return of the Initial Earnest Money under this Section 5.1.

5.2. Additional Earnest Money. In the event Purchaser desires to maintain this Agreement in effect after the expiration of the Inspection Period, Purchaser shall deposit with the Escrow Agent Additional Earnest Money in the amount of Five Hundred Thousand and N0/100 Dollars ($500,000.00) within one (1) business day following the expiration of the Inspection Period. In the event Purchaser fails to deposit the Additional Earnest Money with the Escrow Agent within one (1) business day following the expiration of the Inspection Period, Seller shall have the right to terminate this Agreement, in which event the Initial Earnest Money shall be paid to Seller, except in the circumstance provided in Section 5.1. After delivery of the Additional Earnest Money in accordance with the terms of this Section 5.2, the Earnest Money shall be refundable to Purchaser only in the event (i) the Closing does not occur solely as a result of the failure to satisfy the Purchaser Closing Conditions (as defined in Section 12.1) on or before the Closing Date or (b) as otherwise expressly provided in this Agreement.

5.3. Application of Earnest Money. At the Closing the Earnest Money shall be applied and credited by Seller in reduction of the Purchase Price.

5.4. Investment of Earnest Money. The Earnest Money shall be deposited by the Escrow Agent in an interest bearing account in an insured institution designated or approved by Seller and reasonably acceptable to Purchaser. Interest on the Earnest Money shall be for the benefit of Purchaser and shall constitute a part of the Earnest Money.

5.5. Failure to Deposit Earnest Money. In the event Purchaser fails or is unable to deposit with the Escrow Agent the Initial Earnest Money within the time period provided in Section 5.1 for such deposit to be made, then, at the option of Seller, this Agreement shall terminate and be of no further force or effect.

6. CLOSING.

6.1. Time and Place of Closing. The Closing shall be held at 1:00 P.M., Houston, Texas time, by mail through the Escrow Agent, or such other place agreed upon by the Purchaser and Seller. The Closing Date shall be the date which is twenty (20) days after the expiration of the Inspection Period; provided that, in the event such date falls on a date other then a Business Day, then the Closing Date shall be postponed to the next following Business Day.

6.2. Deliveries at Closing. At the Closing, the following items are to be delivered:

6.2.1. Items to Be Delivered By Seller. Seller shall deliver:

6.2.1.1. Deed. The duly executed and acknowledged Deed in favor of Purchaser covering the Real Property, substantially in the form of Exhibit B, attached hereto and by this reference made a part hereof.

6.2.1.2. Bills Paid Affidavit. An affidavit dated as of the Closing Date, addressed to Purchaser and Purchaser’s title company, duly executed by Seller, substantially in the form of Exhibit G, attached hereto and by this reference made a part hereof.

6.2.1.3. Certification of Non-Foreign Status. A certificate dated as of the Closing Date, addressed to Purchaser, duly executed by Seller or an officer of Seller, substantially in the form of Exhibit H, attached hereto and by this reference made a part hereof.

6.2.1.4. Original Tenant Leases and Other Documents. To the extent in Seller’s possession, all keys to the Improvements and all originals of the Tenant Leases, Service Contracts, and Intangible Property, and copies of all correspondence to or from Tenants not theretofore delivered to Purchaser (delivery of such items shall be made to Purchaser at the Property).

6.2.1.5. Notice to Tenants. Notices to all Tenants under the Leases, in the form of Exhibit N, attached hereto and by this reference made a part hereof, duly executed by Seller, dated as of the Closing Date, informing such Tenants of the acquisition by Purchaser of the Property.

6.2.1.6. Updated Rent Roll. A Rent Roll for the Property updated to the Closing Date and certified by the Seller to Seller’s knowledge to be true and correct in all material respects as of the Closing Date.

6.2.1.7. Tenant Estoppel Certificates. The required Tenant Estoppel Certificates pursuant to Section 12.1.5.

6.2.1.8. Blanket Bill of Sale and Assignment. A Blanket Bill of Sale and Assignment, duly executed by Seller, covering the Personal Property and Intangible Property (other than the Leases and Service Contracts), substantially in the form of Exhibit F, attached hereto and by this reference made a part hereof.

6.2.1.9. Seller’s Certificate. A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete.

6.2.1.10. Title Company Affidavit. The Title Company Affidavit, in form attached hereto as Exhibit O, duly completed and executed by Seller.

6.2.1.11. CC&R Estoppel. If the Real Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of the Real Property, Seller shall use commercially reasonable efforts to deliver estoppel certificates, in form and substance satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs. Such estoppel certificates shall not be a condition of closing nor shall Seller be in default under this Agreement if such estoppel certificates are not obtained and delivered to Purchaser. It is the responsibility of Purchaser to provide Seller with the form of estoppel certificate with respect to the CCRs which is desired by Purchaser.

6.2.1.12. CC&R Rights. If the Real Property is subject to CCRs, Seller shall deliver a recordable assignment, in form and substance satisfactory to Purchaser, assigning any and all developer, declarant or other related rights or interests of Seller (or any affiliate of Seller) in or under the CCRs, if Seller (or such affiliate) holds such rights or interests.

6.2.2. Items to be Delivered by Purchaser. Purchaser shall deliver:

6.2.2.1. Purchase Price. Provided all conditions to Closing for the benefit of Purchaser have been satisfied or Purchaser has waived the same in writing, Purchaser shall pay to Seller the Purchase Price in the amount and in the manner specified in Article 4 hereof in immediately available funds in Houston, Texas on or before 1:00 P.M. Houston, Texas time on the Closing Date.

6.2.3. Items to be Jointly Delivered By Seller and Purchaser. Purchaser and Seller shall jointly deliver to one another the following documents:

6.2.3.1. Assignment and Assumption of Leases and Service Contracts. An Assignment and Assumption of Leases and Service Contracts, duly executed by Seller and Purchaser, covering the Leases and all rents and income therefrom and the Service Contracts being assumed by Purchaser, substantially in the form of Exhibit E, attached hereto and by this reference made a part hereof.

6.2.3.2. Closing Statement. A Closing Statement, duly executed by Seller and Purchaser, setting forth the prorations and other adjustments provided for herein, the disbursement of the sales proceeds, and such other matters as Seller and Purchaser shall mutually deem appropriate.

6.2.3.3. Title Underwriter Requirements. Such additional funds and/or other items as may be reasonably requested by the Title Agent or Title Underwriter or otherwise required to comply with this Agreement.

6.3. Closing Costs. Seller shall pay (i) any real estate transfer tax payable in connection with the Deed and all recording fees in connection with the Deed, (ii) Seller’s legal fees and expenses and the costs of all certificates, instruments, documents, papers which Seller is required to deliver or to cause to he delivered, (iii) one-half of any escrow fees payable to the Escrow Agent or Title Agent, (iv) the commission due to Broker pursuant to Article 17 below, if any, and (v) all expenses of or related to the issuance of the base owner’s policy of title insurance insuring Purchaser’s title to the Real Property (excluding the cost for the survey exception endorsement and any other endorsements required by Purchaser). Purchaser shall pay (a) the cost of any endorsements to the title policy, including the survey exception endorsement, (b) the cost of any update or recertification of the Survey, if obtained pursuant to Section 7.1 hereof, (c) Purchaser’s legal fees and expenses and the costs of all certificates, instruments, documents, papers which Purchaser is required to deliver or to cause to be delivered, and (d) one-half of any escrow fees payable to the Escrow Agent or Title Agent, and (e) all recording fees for any mortgage or lien placed upon the Property by Purchaser.

6.4. Prorations.

6.4.1. Items to Be Prorated. The following prorations shall be made between Seller and Purchaser on the Closing Date, computed as 12:00 Midnight of the day before the Closing Date

(which shall be based upon the periods to which they relate and are applicable, and regardless of when payable):

6.4.1.1. Income and Expenses. All base rents, percentage rents, escalations, and common area maintenance expense reimbursement, and other pass-through charges payable by Tenants for or in connection with the use or occupancy of the Property and, to the extent not paid by Tenants under the Leases, all gas, water, electricity, heat, fuel, sewer and other utilities, common area maintenance expenses, and other operating expenses relating to the Property shall be prorated between Purchaser and Seller as provided in this Section 6.4.1.1. It shall be assumed that utility charges were uniformly incurred during the billing period in which the Closing Date occurs. The collection and allocation of all such amounts shall, in addition to the preceding provisions, be subject to the following:

(1) To the extent items are collected by Seller prior to the Closing Date which, as of the Closing Date, represent payments applicable to a period of time subsequent to the Closing Date, such items shall be apportioned as provided above. Any of the aforementioned items payable by any Tenant which, on or prior to the Closing Date, are past due or have not been collected by Seller and are applicable to any period of time prior to the Closing Date, may be collected after Closing by Purchaser or its representative for and on behalf of Seller. With respect to any such sums which are collected by Purchaser and/or its representatives, said sum shall be paid to Seller forthwith. Purchaser shall make good faith efforts to collect all such sums on behalf of Seller (which good faith efforts shall be limited to sending tenants bills for the payment of delinquent rent during the first six (6) month period following the date of Closing), but, notwithstanding the aforementioned, Purchaser shall have no duty or obligation to expend any funds or to instigate any legal or other proceedings or dispossessory actions in order to collect such sums, and Seller agrees to bear such reasonable third party costs and expenses (including but not limited to attorneys’ fees and costs of collection of such arrearages) which Purchaser actually incurs and pays in connection with such collection. Seller shall assist Purchaser, if so requested by Purchaser, in preparing bills to Tenants for rents (other than base rents) in arrears as of the Closing Date or not then due and payable but attributable entirely to periods preceding the Closing Date. All payments collected on or after the Closing Date shall be applied first to current amounts due and owing then to delinquent amounts owing, in reverse chronological order of delinquency, with application to the most recent delinquency first, until applied in full. Seller shall have no right to pursue any of its rights and remedies against tenants owing delinquent amounts until the date which is six (6) months after the Closing Date. Seller acknowledges and agrees that in the event that Seller receives any rents or other amounts after the Closing Date, Seller will promptly remit Purchaser’s share of all such amounts to Purchaser. For purposes of this Section 6.4.1.1, “delinquent amounts” shall mean any amounts due and owing Seller before the Closing Date by Tenants under the Leases which are unpaid on the Closing Date and more than thirty (30) days past due; and

(2) To the extent that any additional rent (including, without limitation, estimated payments for operating expenses and/or real estate taxes) (collectively, “Expenses”) is paid by a Tenant to the landlord under its Lease based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Expenses to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Closing for the applicable reconciliation period (or periods, if such Lease does not have a common reconciliation period) based on a comparison of the actual Expenses to the estimated payments at the Closing. If, as of the Closing, Seller has received additional rent payments in excess of the amount that a Tenant will be required to pay, based on the actual Expenses as of the Closing, Purchaser shall receive a credit in the amount of such excess. If, as of the Closing, Seller has received additional rent payments that are less than the amount that a Tenant would be required to pay based on the actual Expenses as of the Closing, Purchaser shall deliver to Seller the amount of such deficiency within thirty (30) days of the reconciliation pursuant to which such Tenant’s payments of such deficient amounts are received by Purchaser.

(3) If any Tenant is obligated to pay any additional rent or any of the other items mentioned above, and the year or fiscal period for which such additional rent or such other items is to be computed has not yet expired or if it has expired, payment has not yet been made, then such additional rent or such other items which cannot be estimated or adjusted on the Closing Date shall be adjusted in the following manner within one hundred twenty (120) days after expiration of the applicable lease year or fiscal period or after payment has been made (as the case may be). Purchaser or its representative, together with Seller, shall ascertain the amount of such additional rent or other items, and Purchaser shall pay to Seller, when collected, such proportion thereof as the period prior to the Closing Date within such lease year or fiscal period bears to the entire applicable lease year or fiscal period, less any such amounts which Seller has received on account thereof prior to the Closing Date. The recovery from Tenants of all of or a portion of the costs incurred by Seller and Purchaser with respect to the 2007 operating expenses of property shall be apportioned between Seller and Purchaser in the proportion that such costs have been borne by each of Seller and Purchaser. Purchaser shall make good faith efforts to collect all such sums on behalf of Purchaser and Seller (which good faith efforts shall be limited to sending tenants bills for such amounts for the first six (6) month period following the date of Closing), provided that Purchaser shall not be required to instigate such legal or other proceedings or dispossessory actions in order to collect such sums as Purchaser deems appropriate in its reasonable business judgment, and Seller agrees to bear its proportionate share, corresponding to its proportionate share of such funds, of any reasonable third party costs and expenses (including but not limited to attorneys’ fees and costs of collection of such arrearages) which Purchaser actually incurs and pays in connection with such collection. If the total amount received by the Seller prior to the Closing Date on account thereof exceeds the portion of such rent or other items (when ascertained) allocable to the period prior to Closing, Seller shall pay the excess to Purchaser forthwith.

(4) Utility expense for a particular month shall be prorated based on actual meter readings if possible. Seller and Purchaser shall endeavor to have the meters for utilities read on the day prior to closing and the Seller shall pay for such utilities for the period up to that meter reading, and the Purchaser shall pay for the utilities from and after that reading. For any utilities for which meter readings are not possible, the most recent utility invoice shall be used based on the number of days in the billing cycles, assuming that the utility charges were uniformly incurred in the billing periods. Once the actual utility invoices for the period in which Closing occurs are received, then such Utilities will be reprorated between Purchaser and Seller to reflect the actual amount of such Utilities. Seller shall receive a credit at closing in the amount of any Utility Deposit that will not be refunded to the Seller by the Utility company.

(5) Other operating expenses (other than utility expenses discussed above) shall be prorated based on the number of days prior to the Closing. In the event that, as of the Closing Date, the actual amounts of these expenses cannot be ascertained, then the most recent statements and/or bills shall be used as estimates. When the actual amounts are available, then the other expenses will be re-prorated between the Purchaser and Seller to reflect the actual amount of such other operating expenses.

6.4.1.2. Taxes. All real and personal property taxes and assessments of every kind on the Property (“Taxes”) shall be prorated between Purchaser and Seller as provided in this Section 6.4.1.2. Such proration shall be made on the basis that Seller is responsible for (i) all Taxes for the fiscal years of the applicable taxing authorities occurring prior to the Current Tax Period, and (ii) that portion of Taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to, but not including, the Closing Date, whether or not the same shall be payable prior to the Closing Date. In the event that as of the Closing Date the actual tax bills for the year or years in question are not available and the amount of Taxes to be prorated as aforesaid cannot be ascertained, then millage rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of Taxes for the year or years in question shall be determinable (after any appeal of the assessed valuation thereof is concluded), then such Taxes will be reprorated between the parties to reflect the actual amount of such Taxes. Seller has advised Purchaser that there are pending appeals and/or litigation with respect to the 2006 Taxes with regard to the Property and the 2007 valuation of the Property for the purpose of Taxes. Any refund of Taxes shall be distributed in accordance with Section 6.4.3 below. Purchaser acknowledges that a refund of the 2006 Taxes will require an adjustment with tenants, which adjustment will be borne by Seller. After the Closing, Purchaser shall bear the cost of any appeal pursued by the Purchaser with respect to the valuation of the property for the purpose of 2007 Taxes. The cost incurred in the appeal of the valuation of the Property for Taxes will be taken into account pursuant to Sections 6.4.1.1(2) and 6.4.3.

6.4.2. Security Deposits. Purchaser shall receive a credit at Closing in the amount of all unapplied Security Deposits listed on the Rent Roll (including any additional Security Deposits received from new Tenants at the Property under Leases entered into after the Date of this Agreement). Unless and until this Agreement is terminated, Seller shall not apply any security deposits reflected in the Rent Roll to any obligations under the Leases, unless such obligations are more than thirty (30) days’ delinquent. If any Security Deposits are in the form of a letter of credit, Seller shall deliver the original thereof to Purchaser at the Closing, together with such transfer documents and fees as may be required by the issuer thereof in order to reissue same in Purchaser’s name after the Closing. Purchaser shall and does hereby agree to hold harmless, indemnify, and defend Seller against any obligation to return any Security Deposit for which Purchaser has received a credit as aforesaid.

6.4.3. Tax Appeals. If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”) any cash refunds or proceeds actually distributed (collectively, “Cash Refunds”) will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings and payment of any reimbursements owing to Tenants, shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, (ii) prorated between Purchaser and Seller for taxes paid for a period during which the Closing Date occurred, and (iii) the property of Purchaser for taxes for a period after the Closing Date. Seller shall have the obligation to refund to any Tenants of the Property in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Purchaser within fifteen (15) business days of delivery to Seller by Purchaser of written confirmation of such tenants’ entitlement to such Cash Refunds. Purchaser shall have the obligation to refund to tenants of the Property in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants. Seller and Purchaser agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) business days of its receipt. Seller has pending an appeal of the assessed valuation of the Property for the year 2006. Seller will bear the cost of the appeal proceedings with respect to the 2006 assessed valuation, subject to recovery out of any Cash Refund which may be obtained in any such proceeding. Seller may elect in Seller’s sole discretion to terminate such appeal at any time. In the event of any such termination, no Cash Refunds would be received for application pursuant to this Section.

6.4.4. Leasing Costs. Purchaser shall be credited at Closing for the amount of all unsatisfied costs and expenses which were incurred, or are to be incurred, in connection with any and all leases executed, modified or extended by Seller prior to the Date of this Agreement, including, without limitation, all costs and expenses for tenant-improvements (either completed or to be completed) and brokerage commissions (collectively, “Pre-Closing Leasing Costs”), but excluding any costs or expenses and commissions with respect to any renewals or extensions or any expansion not exercised as of the Closing. Seller shall remain responsible for satisfying any Pre-Closing Leasing Costs which were not credited (but should have been credited) to Purchaser at Closing. As of the date of this Contract the Pre-Closing Leasing Costs in respect of the following Tenants are set forth below:

(a) Morgan Stanley, $82,775;

(b) Siderca Corporation, $305,910; and

(c) White MacKillop & Bahan, $36,271.

The actual Pre-Closing Leasing Costs to be paid to Purchaser or credited to the Purchase Price shall be the amounts unpaid as of the Closing Date.

6.4.5. Capital Costs. Purchaser shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited to Purchaser (but were supposed to be credited to Purchaser) at Closing.

6.4.6. Procedure. The prorations and payments to be made at the Closing under the foregoing provisions of this Section 6.4 shall be made on the basis of a written statement or statements to Purchaser by Seller prior to the Closing and approved by Purchaser (which may include estimates with respect to matters not known at Closing). In the event any prorations, apportionments or computations made under this Section 6.4 shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from whom it is entitled to such adjustment within three (3) months after the date such item is to be prorated pursuant to this Section 6.4. The prorations and payments to be made after Closing under the foregoing provisions of Section 6.4 shall be made on the basis of a written statement or statements to Purchaser by Seller as soon as the information becomes available and approved by Purchaser. The obligations of Purchaser and Seller under this Section 6.4 shall survive Closing.

7. TITLE EXAMINATION AND OBJECTIONS; FAILURE TO CURE.

7.1. Title Examination and Objections. Within five (5) days after the Date of this Agreement, Seller, at Seller’s sole cost and expense, shall cause the Title Agent on behalf of and as agent for the Title Underwriter to deliver to Purchaser a current commitment for title insurance (the “Title Commitment”) for the Real Property, with Purchaser as the proposed insured, and legible copies of all documents of record (including plats) referred to in the Title Commitment as exceptions to title to the Real Property (“Exception Documents”). It shall be Purchaser’s responsibility to obtain any updated or recertified Survey of the Real Property as Purchaser may desire. Upon the receipt of the last of the Title Commitment, the Exception Documents and the existing Survey (whether or not updated or recertified), Purchaser may deliver to Seller during the Inspection Period written notice (“Objection Notice”) of any Title Objections disclosed by the Title Commitment and the existing Survey (as may be updated). Within five (5) calendar days after receipt of the Objection Notice, Seller may (but shall not be obligated to) respond to Purchaser in writing (“Seller’s Title Notice”) as to any Title Objection which Seller elects to cure. Except as otherwise expressly provided herein, Seller has no obligation to cure or satisfy any Title Objections contained in the Objection Notice. Seller’s failure to deliver Seller’s Title Notice to Purchaser within the time period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any Title Objection set forth in the Objection Notice. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Objection, then Purchaser shall have the right, by written notice delivered to Seller within five (5) business days of receipt of Seller’s Title Notice or within five (5) business days after the expiration of the time period during which Seller is entitled to deliver Seller’s Title Notice, whichever occurs first, to either (i) waive its prior notice as to the Title Objections which Seller has elected (or is deemed to have elected) not to cure or (ii) terminate this Agreement; provided that, no termination of this Agreement under this Section 7.1 shall entitle Purchaser to a refund of the Initial Earnest Money. All Title Objections disclosed by the Title Commitment and the existing Survey, or raised in Purchaser’s notice of objections which Seller does not expressly elect in writing to cure shall, if Purchaser does not terminate this Agreement the end of the Inspection Period pursuant to Section 8.1 below, be deemed to be Permitted Exceptions. Notwithstanding the foregoing, Purchaser disapproves all monetary and financing liens and encumbrances securing the payment of any monetary amount (other than liens for non-delinquent real property taxes) and, if the parties proceed to the Closing, Seller shall be obligated to discharge at the Closing, at the Seller’s sole cost and expense, any title exceptions that represent liens securing the payment of any monetary amounts.

7.2. Failure to Cure Title Objections. Should Seller fail to satisfy or cure all valid Title Objections (other than those deemed to be Permitted Exceptions as provided in Section 7.1 above) that Seller has previously agreed or is required to cure by the Closing Date, as postponed, if appropriate, then Purchaser shall have as its sole right and remedy, at Purchaser’s election to be made on the Closing Date, either to terminate this Agreement and thereupon be entitled to a refund of the Earnest Money from Seller, or to waive those Title Objections which Seller failed to satisfy or cure and proceed to close the sale of the Property contemplated herein and accept the Real Property subject to such Title Objections with no reduction in the Purchase Price. Should Seller fail to convey Good and Indefeasible Title to the Property subject only to the Permitted Exceptions, the Purchaser Closing Conditions will not be satisfied unless Purchaser agrees to waive (with no obligation to do so) all Title Objections other than the Permitted Exceptions. In the event Purchaser does not waive such Title Objections other than the Permitted Exceptions and this Agreement is terminated, the sole obligation of Seller shall be to refund to Purchaser the Earnest Money, and upon Purchaser’s receipt of the Earnest Money, this Agreement shall terminate the parties hereto shall have no further rights or obligations hereunder, except for any right or obligation under any provisions hereof which are specifically stated to survive the termination of this Agreement. Except with those Title Objections that Seller has agreed, or is otherwise obligated, to remove pursuant to Section 7.1, Seller shall not be required and is not obligated hereby to bring any action or proceeding or otherwise to incur any expense to render the title to the Real Property free of any Title Objections. The acceptance by Purchaser of the Deed to the Real Property shall be deemed to be a full performance of and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those pursuant to any provisions which are herein specifically stated to survive the Closing or any which pursuant to any other document or instrument executed by Seller at Closing are specifically stated to survive the Closing.

8. ACCESS TO AND EXAMINATION OF THE PROPERTY; CONDITION OF THE PROPERTY.

8.1. Inspection of the Property. Purchaser shall have until 5:00 pm, Houston, Texas time twenty (20) days after the Date of this Agreement (the “Inspection Period”) to review, inspect and investigate each and every aspect of the Property, including and not limited to the structure of the Improvements, the Leases, site plans, and environmental testing of the Property, either independently or through agents, contractors, representatives or experts of Purchaser’s choosing (each, “Purchaser Party”, and collectively, with Purchaser, the “Purchaser Parties”), as Purchaser considers necessary or appropriate. In the event, in Purchaser’s sole judgment and discretion, that the Property is suitable for Purchaser’s intended use, Purchaser may send written notice (the “Notice of Suitability”) to Seller on or before the expiration of the Inspection Period. If Purchaser fails to send Seller the Notice of Suitability on or before the last day of the Inspection Period, this Agreement shall automatically terminate and the Initial Earnest Money shall be disbursed in accordance with Section 5.1 and neither party will have any further liability hereunder, except for those obligations which expressly survive the termination hereof. Purchaser’s closing of the acquisition of the Property shall conclusively evidence Purchaser’s complete satisfaction with such review and independent investigation. If Purchaser does send such Notice of Suitability, the contingencies set forth in Section 7.1 (except to the extent Seller has previously agreed to cure Title Objections by the Closing Date) and Section 8.1 shall be deemed satisfied. Seller shall cooperate with Purchaser in making the Property and underlying materials and records available for inspection. Purchaser acknowledges to Seller that the Purchaser is sophisticated and knowledgeable in the field of real estate development and investment and agrees with Seller that Purchaser has had sufficient opportunity to thoroughly investigate the Property and all aspects of this transaction. In the event Purchaser has actual knowledge of any default by Seller in the performance of any of Seller’s obligations during the Inspection Period, failure of Purchaser to terminate this Agreement on or before the end of the Inspection Period will constitute an irrevocable waiver of any of such defaults on the part of Seller. Notwithstanding anything herein to the contrary, after the Inspection Period through Closing, Purchaser shall continue to have the right to perform investigations pertaining to the Property as set forth in this Article 8; provided, however, that Purchaser shall have no right to terminate this Agreement on the basis of such investigations except as may otherwise be expressly set forth elsewhere in this Agreement.

8.2. Procedure. In connection with any entry by any Purchaser Party onto the Property, Purchaser shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business and occupancy of the Tenants and otherwise in a manner reasonably acceptable to Seller. Purchaser acknowledges that any such examinations or inspections of the Property pursuant to this Section 8.2 or otherwise are subject to the rights of all Tenants under their respective Leases, and Purchaser agrees to use commercially reasonable efforts to conduct such inspections or examinations in such a manner so as to honor the rights of the Tenants and to prevent disruption of the ordinary operation of the Tenants’ business on the Property. Without limiting the foregoing, prior to any entry to perform any on-site testing or inspection of structural, subsoil or engineering conditions of the Property, Purchaser shall give Seller written notice thereof, including the identity of the persons or entities (company name is sufficient) who will perform such testing or inspections and the proposed scope thereof. Purchaser shall not be permitted to undertake inspections beyond a customary Phase I Site Assessment nor soil or groundwater testing without having first received the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. If Purchaser takes, or causes to be taken, any sample from the Property in connection with the foregoing, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may, at Seller’s option, be present to observe any testing or other inspection performed on the Property.

If the transaction does not close for any reason , Purchaser shall promptly deliver to Seller copies of all reports relating to any testing or other inspection of the Property performed by or on behalf of Purchaser; provided, however, that Purchaser makes no representation or warranty of any kind as to such reports, testing or inspection.

8.3. Insurance. Purchaser shall maintain public liability and property damage insurance insuring Purchaser and Seller against all liability arising out of any entry or inspections of the Property pursuant to the provisions hereof. Each such insurance policy shall be in the amount of no less than One Million Dollars ($1,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy(ies) maintained, or caused to be maintained, pursuant to this Section 8.3 shall insure the contractual liability of Purchaser covering the indemnities herein and shall (i) name Seller as additional insured party and (ii) contain a provision that the insurance provided thereunder shall be primary and noncontributing with any other insurance available to Seller. Purchaser shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of the Property by Purchaser or any other Purchaser Party. If Closing does not occur, Purchaser shall repair any damage to the Property caused by any entry onto the Property by any Purchaser Party. Purchaser shall indemnify and hold Seller harmless from and against any loss, cost, liability and expense arising out of or relating to any entry on the Property by any Purchaser Party, except for claims resulting from the sole negligence, gross negligence or tortuous misconduct of Seller; provided that the foregoing indemnity will not extend to or include pre-existing conditions merely discovered as a result of Purchaser’s or any other Purchaser Party’s inspection of the Property except to the extent any such condition is exacerbated or caused by Purchaser or any other Purchaser Party. The foregoing indemnity shall survive the Closing, or, if the Closing does not occur, survive the termination of this Agreement.

8.4. No Governmental Contact. Notwithstanding any provision in this Agreement to the contrary, unless expressly required by a governmental authority or applicable law, neither Purchaser nor any other Purchaser Party shall contact any governmental authority regarding any Hazardous Substance or Waste on or the environmental condition of the Property without prior notice and full disclosure to Seller. Seller hereby consents to such contact with governmental authorities as may be necessary to complete Purchaser’s Phase I Site Assessment of the Property. Seller shall have the right to have a representative present when Purchaser has, or causes to be had, any such contact with any governmental authority.

8.5. Confidentiality. Purchaser agrees that it will treat (i) this Agreement and all of the terms and conditions of this Agreement (including without limitation the Purchase Price) and (ii) all information obtained from Seller pursuant to the terms of this Agreement that is not available from other sources and is not generally known by the public as strictly confidential, and will not disclose any of such information to any other person prior to Closing; provided, however, Purchaser may disclose such matters (a) as required by applicable law; (b) as necessary to enforce the terms of this Agreement; and/or (c) to Purchaser’s investors, potential investors, potential lenders, attorneys, accountants, consultants, directors, officers, shareholders, partners and advisors. Purchaser agrees to indemnify and hold Seller harmless of and from any and all liability or damage sustained by Seller caused as a result or arising out of Purchaser’s (and Purchaser’s investors’, potential investors’, potential lenders’, attorneys’, accountants’, consultants’, directors’, officers’, shareholders’, partners’ and advisors’) use or dissemination of any such matter in violation of this Agreement. In the event Purchaser does not purchase the Property pursuant to this Agreement for any reason , Purchaser shall return to Seller the originals and all copies of all material relating to the Property furnished to Purchaser by or on behalf of Seller pursuant to this Agreement. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to the Property (a) to its lender, if any, (b) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (c) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (d) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

8.6. Property Documents. To assist Purchaser’s feasibility determination, within three (3) business days after the Date of this Agreement, Seller, at its sole cost and expense, shall (to the extent it has not already done so) deliver to Purchaser at its offices listed in Article 22 hereof, or otherwise make available to Purchaser at the Property, the following documents for the Property, to the extent the same are in Seller’s possession or under Seller’s control: (i) the Leases, lease abstracts and files, including landlord and tenant correspondence and all pending leases, lease proposals and letters of intent under negotiation between landlord and prospective tenants; (ii) the Service Contracts and all other contracts and agreements affecting the Property, including, without limitation, those pertaining to service, labor, construction, management, leasing, maintenance, and brokerage; (iii) 2004, 2005, and 2006 year-end operating statements and 2007 year-to-date operating statements; (iv) current rent rolls, which shall include rent steps, CPI increases and base year expense stops; (v) current aging and delinquency reports, if any, and other income and rental concessions regarding the operations of the Property; (vi) all existing title materials and surveys relating to the Property; (vii) all existing environmental and soils assessments, correspondence and reports, (viii) copies of the property tax bills for the current and the three (3) prior years; (ix) utility bills for the Property for the last twelve (12) months preceding the date hereof; (x) all existing plans, surveys, drawings and specifications, (xi) the most recent preliminary title report or title insurance policy, (xii) copies of all documents regarding litigation, liens or threatened claims, (xiii) all building reports, structural reports, architectural studies, grading plans, topographical maps, and engineering data and reports, (xiv) a list of personal property existing in which Seller has an interest, (xv) copies of all insurance policies (other than title insurance policies), (xvi) all building and occupancy permits, including certificates of occupancy, (xvii) a list of any outstanding violations or pending violations, (xviii) all licenses, permits and maps and easements and pending applications to governmental entities, and (xix) a list of historical capital expenditures for the prior three (3) years, which list shall include a description of the expenditure and the date performed, together with the amount expended in connection therewith; and (xx) all other documents, materials and information in Seller’s possession or control pertaining to the Property or its condition ((i) through (xx) collectively, the “Property Documents”). Except for the Leases and any amendments thereto, Seller makes no representation or warranty whatsoever regarding the completeness or accuracy of any materials produced which relate to any time period or event(s) prior to Seller’s ownership of the Property.

The originals (and where originals are not available, copies) of all Property Documents shall become the property of Purchaser upon Closing. Upon Closing, Seller may retain copies of any Property Documents which Seller may make at Seller’s sole cost and expense.

Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall, prior to the expiration of the Inspection Period, make available to Purchaser, as part of the Property Materials, (a) the documents which are described on Exhibit M attached hereto, to the extent in existence and in Seller’s possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (b) provide to Purchaser in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Exhibit M. Seller makes no representation or warranty whatsoever regarding the completeness or accuracy of any materials produced which relate to any time period or event(s) prior to Seller’s ownership of the Property.

8.7 Interviews. Seller shall make available to Purchaser for interviews regarding the Property, Seller’s personnel, agents and managers, and Purchaser shall have the right to interview any tenants leasing space in the Property; provided that, (i) Purchaser shall provide Seller with advance notice of each Tenant for which an interview is requested, (ii) Seller shall arrange the interviews and provide Purchaser with at least one (1) Business Day advance notice of the date and time of such interview and (iii) a representative of Seller will have an opportunity to be present at each such interview.

8.8 Condition of the Property. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER “AS IS WHERE IS” WITH ANY AND ALL FAULTS AND LATENT AND PATENT DEFECTS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING, ALL REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN SHALL SURVIVE FOR A PERIOD OF TWO HUNDRED SEVENTY (270) DAYS AFTER THE CLOSING AND THE CONVEYANCE OF THE PROPERTY TO PURCHASER. SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE AND HEREBY SPECIFICALLY DISCLAIMS (EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, ITS CONDITION (INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), ITS COMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHER LAWS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, INCOME TO BE DERIVED THEREFROM OR EXPENSES TO BE

INCURRED WITH RESPECT THERETO, THE OBLIGATIONS, RESPONSIBILITIES OR LIABILITIES OF THE OWNER THEREOF, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY OTHER REPRESENTATION OR WARRANTY. PURCHASER, BY ITS ACCEPTANCE OF THE DEED AT CLOSING, ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE PROPERTY WITHOUT RELYING (EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS EXECUTED BY SELLER AT CLOSING) UPON ANY SUCH REPRESENTATION, WARRANTY, STATEMENT OR OTHER ASSERTION, ORAL OR WRITTEN, MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT FOR OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY BUT RATHER IS RELYING UPON ITS OWN EXAMINATION AND INSPECTION OF THE PROPERTY. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT IT IS RELYING ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS PARAGRAPH WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE PROPERTY. SELLER AND PURCHASER HEREBY AGREE THAT, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THIS SECTION 8.8 SHALL SURVIVE THE CLOSING OR ANY RESCISSION, CANCELLATION, OR TERMINATION OF THIS AGREEMENT.

INITIALED BY PURCHASER

9. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser the following:

9.1. Due Authorization. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Texas. Seller has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents. The execution and delivery of this Agreement have been duly authorized and constitutes the legal, valid and binding obligations of Seller. The individuals executing this Agreement and such other documents on behalf of Seller have the authority to bind Seller hereunder and thereunder.

9.2. Financial Status. Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated.

9.3. Condemnation. To Seller’s actual knowledge, no condemnation or eminent domain proceedings have been instituted against the Property or any part thereof which are presently pending, nor, to Seller’s knowledge, are any such proceedings threatened to be instituted which would affect the Property or any part thereof.

9.4. Liens and Existing Agreements. To Seller’s actual knowledge, except for the Permitted Exceptions, the Service Contracts and the Leases, the Property is not subject to any leases or any operating or maintenance agreements which would be binding upon Purchaser or the Property after Closing.

9.5. Litigation. Seller has received no written notice of any pending actions, suits, proceedings, or claims, nor, to the knowledge of Seller, is there any action, suit, proceeding, or claim affecting Seller threatened in any court or by or before any federal, state, county, or municipal department, commission, board, bureau, agency, or other governmental instrumentality, except as set forth in Exhibit P attached hereto and made a part hereof for all purposes.

9.6. Tenant Leases. Attached hereto as Exhibit I is, to Seller’s actual knowledge, a true, correct, and complete, as of July, 2007, Rent Roll. To Seller’s actual knowledge, the Leases listed on the Rent Roll are, except as otherwise noted thereon, in full force and effect, Seller has received no written notice of uncured default from any of such Tenants and, to Seller’s knowledge and except as otherwise noted thereon, none of such Tenants are in default of any material obligations under the Leases in any material respect. To Seller’s knowledge and except as otherwise noted thereon, no legal action is pending with respect to any of the Leases, and Seller has not received written notice that any legal action is threatened by a Tenant with respect to any of the Leases. To Seller’s knowledge, there are no prepayments of rent under the Leases other than as set forth on the Rent Roll and the Security Deposits.

9.7. Security Deposits. Attached hereto as Exhibit J and by this reference made a part hereof is a schedule of all Security Deposits presently on deposit with Seller for the account of Tenants in occupancy of the Improvements. Seller represents that the Security Deposits set forth on Exhibit J are, to Seller’s knowledge, all of the Security Deposits being held for Tenants of the Improvements. At the Closing, Purchaser shall receive a credit to the Purchase Price in the amount of the Security Deposits owed to Tenants as of the Closing Date, and Purchaser shall assume all of Seller’s obligations from and after the Closing Date with respect to such Security Deposits to the extent Purchaser has received a credited therefor.

9.8. Service Contracts. Attached hereto as Exhibit K, is a schedule of the Service Contracts now in effect to which Seller is a party. Seller represents that the Service Contracts set forth on Exhibit K are, to Seller’s knowledge, all of the Service Contracts affecting the Property. No written notice of default has been received by Seller from any of the parties to the Service Contracts and, to Seller’s knowledge, no event has occurred which, with notice or lapse of time, or both, will constitute any such default. To Seller’s knowledge, the Service Contracts are in full force and effect.

9.9. Notices from Insurance Company. No written notice has been received by Seller from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs or alterations.

9.10. Insurance. Seller maintains and shall maintain in effect until the Closing Date, its existing insurance covering the Improvements.

9.11. Hazardous Substances or Wastes. Except as disclosed in any environmental reports in Seller’s possession and delivered to Purchaser , Seller has not received any written notice that it or the Property kept, stored, used, released, or disposed of any Hazardous Substances or Wastes in violation of any laws, and Seller has not received any written notice that it or the Property is in violation of any applicable state or federal environmental law or regulation pertaining to Hazardous Substances or Wastes.

9.12. Lease Commissions. All lease commissions, finder’s fees and similar compensation (collectively “Lease Commissions”) payable in connection with the present term and all prior terms of the Leases of Tenants now in occupancy have been paid, except for (i) the commission payable under the Property Management and Leasing Agreement dated July 26, 2005 and between 2200 West Loop South, L.P. and Fuller Realty Advisers, Ltd. for the remainder of the outstanding lease commission involving the Third Amendment to Lease Agreement for Tenaris Global Services (U.S.A.) Corporation (the “Tenaris Commission” and (ii) Lease Commissions payable with respect to extensions, expansions and renewals which have not been exercised as of the date hereof. Attached hereto as Exhibit L is a schedule of all agreements which provide for the payment of Lease Commissions with respect to new Leases and/or extensions, expansions and renewals of existing Leases after the Date of this Agreement. At or before Closing, Seller shall pay (a) the Tenaris Commission and (b) Seller’s “proportionate share,” as defined below, of all Lease Commissions payable with respect to the primary term of any new Lease entered into prior to the Closing Date, but shall not pay and shall not be obligated to pay any Lease Commissions payable with respect to extensions, expansions or renewals of any existing Lease or any new Lease provided that such new Lease was entered into in accordance with the terms of Section 13.4 of this Agreement. Purchaser shall assume at Closing and shall be obligated to pay (1) its “proportionate share,” as defined below, of all Lease Commissions payable with respect to any new Lease entered into after the Date of this Agreement and prior to the Closing Date in accordance with the terms of Section 13.4 below to the extent approved by Purchaser, and (2) all Lease Commissions payable with respect to extensions, expansions and renewals of any new Lease entered into after the Date of this Agreement, provided such new Lease is entered into in accordance with the terms of Section 13.4 below and the leasing commission payable with respect thereto is disclosed in writing to Purchaser in Seller’s written request for Purchaser’s consent to such new Lease. As used in this Section 9.12, Seller’s “proportionate share” of all Lease Commissions payable with respect to the primary term of any new Lease entered into after the Date of this Agreement shall be equal to the proportion that the number of days from the commencement date of such Lease to the Closing Date bears to the total number of days during the primary term of such new Lease, and Purchaser’s “proportionate share” of all Lease Commissions payable with respect to the primary term of any new Lease entered into after the Date of this Agreement shall be equal to the proportion that the number of days from the Closing Date to the termination date of the primary term of such new Lease bears to the total number of days during the primary term of such new Lease. For the avoidance of doubt, if the commencement date of any new Lease entered into after the Date of this Agreement occurs after the Closing Date, then Seller’s “proportionate share” of all Lease Commissions payable with respect to such Lease shall be 0%, and Purchaser’s “proportionate share” of all Lease Commissions payable with respect to such Lease shall be 100%.

9.13. Restricted Persons. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.14. Seller’s Knowledge. Whenever any representation, certification or warranty is stated in this Agreement or in any of the documents delivered pursuant to this Agreement to be “to the best of Seller’s knowledge,” “to Seller’s actual knowledge,” or to “Seller’s knowledge,” such representation and warranty shall be limited to being to the best of the knowledge, information and belief, without any express or implied duty of investigation or diligence, of Paul Moreton and Mark Welch, representatives of Seller (who Seller represents are the most knowledgeable persons with respect to the matters covered by Seller’s representations and warranties); consequently, Seller shall have no obligation or liability to Purchaser of any nature whatsoever on account of or with respect to any untrue or inaccurate warranty or representation made to the best of Seller’s knowledge or to Seller’s actual knowledge unless any one of Paul Moreton and Mark Welch had actual personal knowledge that such representation or warranty was untrue or inaccurate when made.

9.15. Seller’s Obligations. Seller shall diligently and continuously use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to Seller’s obligations under this Agreement set forth in Section 12.1 below, within the time periods provided herein for the satisfaction of such conditions.

10. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER. Purchaser represents and warrants to Seller, and covenants with Seller, as follows:

10.1. Due Authorization. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents. The execution and delivery of this Agreement have been duly authorized and constitutes the legal, valid and binding obligations of Purchaser. The persons executing this Agreement and such other documents on behalf of Purchaser have the authority to bind Purchaser hereunder and thereunder.

10.2. Applicable Laws. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered by Purchaser (contemporaneously herewith or at the Closing) in connection with the transactions described herein will violate any provision of Purchaser’s articles of incorporation or by-laws or of any agreements, regulations, or laws to which Purchaser is bound.

10.3. Litigation and Other Proceedings. To Purchaser’s knowledge, there is no action, suit, proceeding, or claim affecting Purchaser pending or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau, agency, or other governmental instrumentality which would prevent consummation by Purchaser of the acquisition of the Property or materially and adversely affect the performance of any of Purchaser’s other obligations hereunder to be performed prior to, at or after Closing.

10.4. Financial Status. Purchaser and Purchaser’s Member(s) or Owner(s) have not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated.

10.5. Purchase Funds: Restricted Persons. All funds to be used by Purchaser as payment of the Purchase Price at Closing are from sources operating under, and in compliance in all material respects with, all federal, state and local statutes and regulations and are free of all liens and claims of lien. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

10.6. Purchaser’s Obligations. Purchaser shall diligently and continuously use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions to Purchaser’s obligations under this Agreement set forth in Section 12.2 below, within the time periods provided herein for the satisfaction of such conditions.

11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY. The representations and warranties set forth in this Agreement are made as of the Date of this Agreement and are remade as of the Closing Date and shall survive the Closing, but written notification of any claim arising therefrom must be received by the party making the representation or warranty prior to the first day of the ninth (9th) month following the Closing or such claim shall be forever barred and the party making the representation or warranty shall have no liability with respect thereto. In addition, upon receipt of written notification of any such claim, the party making the representation or warranty shall first be afforded at least ten (10) days to cure any breach of its representations and warranties prior to the other party’s filing any claim in connection therewith. The aggregate liability, if any, of Purchaser for breach of any representations and warranties made by it shall not exceed an amount equal to the amount of Earnest Money and the aggregate liability of Seller for breach of any representations and warranties made by it shall not exceed an amount equal to $700,000.00 in the aggregate (which cap on liability shall not apply to any amounts payable by Seller under Section 6.4 of this Agreement); and recovery of actual damages up to such amounts is the sole and exclusive remedy for any such breach; provided, however, that Seller shall have no liability to Purchaser for matters disclosed by Seller to Purchaser in writing or actually known to Purchaser prior to the Date of this Agreement.

12. CONDITIONS.

12.1. Purchaser’s Conditions. In addition to any other conditions provided in this Agreement, Purchaser’s obligation to purchase the Property pursuant to this Agreement is subject to the satisfaction of each of the following conditions as of the Closing Date (collectively, the “Purchaser Closing Conditions”):

12.1.1. Representations True. All of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

12.1.2. Seller’s Performance. There shall exist no Seller Default. As used herein, “Seller Default” shall mean the breach of any of Seller’s representations and warranties set forth herein, in any material respect, or the failure of Seller to have performed any of Seller’s material obligations under this Agreement, which breach or failure remains uncured for a period ending on the first to occur of (i) ten (10) days following the delivery of written notice of default from Purchaser or (ii) the Closing Date. In the event of a material breach of a representation or warranty by Seller for which Purchaser will not be made whole at the Closing by payment from Seller or credit to the Purchase Price to adjust for any reduction in value of the Property based on such material misrepresentation or incorrect warranty pursuant to an agreement between Seller and Purchaser, such breach (and any Seller Default arising as a result of such breach) shall not be deemed to be curable merely by correction of such representation or warranty. It is specifically agreed that, in the event of an asserted material breach of a representation or warranty of Seller, neither Seller nor Purchaser shall be obligated to enter into an agreement to provide for a reduction in the Purchase Price or payment to Purchaser in order to cure such Seller Default.

12.1.3. Seller’s Execution and Delivery. On or before the Closing Date, Seller shall have executed and delivered all documents required to be delivered by Seller pursuant to the terms of this Agreement.

12.1.4. Tenant Estoppel Certificates; SNDA’s. Seller shall have obtained and delivered to Purchaser by the Closing a Tenant Estoppel Certificate with respect to Leases totaling 80% of the space leased in the Improvements as of the Closing Date, but specifically including Tenant Estoppel Certificates from Morgan Stanley and Siderca Corporation, each duly executed by an authorized signatory of the Tenant under such Lease and dated within forty-five (45) days of the date of Closing. Seller shall submit the form of the Tenant Estoppel Certificate attached hereto as Exhibit D with respect to all Leases within three (3) business days after the Date of this Agreement and Seller shall promptly remit to Purchaser the executed Tenant Estoppel Certificate after Seller’s receipt of the same. If Seller does not receive the required Tenant Estoppel Certificates on or before the Closing Date, Seller may extend the Closing Date up to fourteen (14) days to allow Seller to obtain such estoppel certificates. In order for this condition to be satisfied, the executed Tenant Estoppel Certificates may not disclose the existence of any default under the lease referred to therein and shall contain information that is consistent with and confirms the terms of the tenant leases, and information contained in the Rent Roll delivered to Purchaser on or before the date of this Agreement, and any material changes to the form of the Tenant Estoppel Certificate must be satisfactory to Purchaser in its sole discretion; provided that, if Purchaser fails to reject to any change in the form of Tenant Estoppel Certificate by any Tenant by delivery to Seller of written notice of such objections within four (4) Business Days after receipt of such Tenant Estoppel Certificate, then Purchaser shall be deemed to have approved all changes in such Tenant Estoppel Certificate. Seller agrees to use Seller’s diligent, good faith efforts to obtain such Tenant Estoppel Certificates prior to the expiration of the Inspection Period.

Seller agrees that upon the request of Purchaser prior to the expiration of the Inspection Period, Seller shall deliver to Tenants at the Property, the form of subordination, non-disturbance and attornment agreement required by Purchaser’s lender (“SNDA”) and Seller shall use commercially reasonable efforts to deliver to Purchaser prior to the Closing Date SNDAs from all tenants at the Property; provided, however, that it shall not be a condition to Closing that Seller deliver the SNDAs and Seller’s failure to deliver the SNDAs shall in no instance constitute a default by Seller under this Agreement.

12.1.5. Issuance of Title Policy. At Closing, the Title Underwriter, acting by and through the Title Agent shall have irrevocably committed to issue the Title Policy. However, it is Purchaser’s responsibility to assure itself that any desired endorsements to the Title Policy will be available and issued, it being expressly agreed that such endorsements shall not constitute a part of Purchasers Closing Conditions.

12.1.6 Purchaser’s Benefit. The contingencies set forth in this Section 12.1 are for the sole benefit of Purchaser, and Purchaser may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby. If Purchaser accepts the Deed to the Real Property, Purchaser shall be deemed to have satisfied or waived each of the conditions to Purchaser’s obligations under this Agreement. If any contingency set forth in Sections 12.1.1 through 12.1.5 has not been satisfied or waived within the required time then Purchaser shall be entitled as its sole remedy to terminate this Agreement by written notice to Seller on or prior to the date set forth herein for the satisfaction of such contingency, and thereupon receive a refund of the Earnest Money from Seller, and upon Purchaser’s receipt of the Earnest Money, this Agreement shall terminate and the parties hereto shall have no further rights or obligations at closing, hereunder, except for any right or obligation under any provision hereof which expressly survives the termination of this Agreement.

12.2. Seller’s Conditions. In addition to any other conditions provided in this Agreement, Seller’s obligation to perform its undertakings provided in this Agreement (including, but not limited to, Seller’s obligations to sell the Property) are subject to the satisfaction of each of the following conditions:

12.2.1. Representations True. All of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

12.2.2. Purchaser’s Performance. Purchaser shall have complied with and performed in all material respects all of its obligations and covenants set forth in this Agreement.

12.2.3. Purchaser’s Execution and Delivery. On or before the Closing Date, Purchaser shall have executed and delivered all documents required to be delivered by Purchaser pursuant to the terms of this Agreement.

12.2.4. Seller’s Benefit. The contingencies set forth in this Section 12.2 are for the sole benefit of Seller, and Seller may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby. If Seller accepts payment of the Purchase Price, Seller shall be deemed to have satisfied or waived each of the conditions to Seller’s obligations under this Agreement. If any of the conditions set forth in this Section 12.2 have not been satisfied or waived within the time required, Seller shall be entitled to pursue its remedies hereunder as provided in Section 16.2.

13. OPERATIONS PRIOR TO CLOSING. Between the date of execution of this Agreement and the Closing Date:

13.1. Operation of Improvements. The Improvements shall be operated and managed in their present manner.

13.2. Compliance with Existing Agreements. All of the material terms, conditions, and provisions of the Leases and the Service Contracts shall be complied with by Seller in all material respects and all payments due thereunder by Seller shall be made.

13.3. New Agreements. Prior to the expiration of the Inspection Period and provided notice is given to Purchaser within three (3) business days after such action and in any event at least two (2) business days prior to the expiration of the Investigation Period, Seller shall not (i) enter into any Service Contract for or on behalf of or affecting the Property without Purchaser’s prior written consent if such contract would be binding on Purchaser after Closing and such contract cannot be terminated on thirty (30) days (or less) notice without charge, cost, penalty or premium to Purchaser; or (ii) renew, modify, or cancel any of the Service Contracts without the prior written consent of Purchaser if such contract would be binding on Purchaser after Closing and such contract cannot be terminated on thirty (30) days (or less) notice without charge, cost, penalty, or premium to Purchaser; (iii) renew, modify, cancel, accept surrender, or accept any rental (other than a Security Deposit) more than one (1) month in advance under any of the Leases without the prior written consent of Purchaser, or (iv) except as hereinafter provided, enter into any new Leases for all or any portion of the Improvements.

Purchaser’s failure to approve or disapprove in writing any such proposed Service Contract within five (5) business days of notice from Seller shall be deemed to be its approval of such proposed Service Contract.

13.4 Leasing Matters. From and after the Date of this Agreement, Seller shall not (i) renew, modify, cancel, accept surrender, or accept any rental (other than a Security Deposit) more than one (1) month in advance under any of the Leases, or (ii) enter into any new Leases for all or any portion of the Improvements (other than month-to-month storage leases), without in each instance obtaining the prior written consent of Purchaser, which may be given or withheld by Purchaser in its sole and absolute discretion. If Seller desires to enter into any such lease of vacant space, or to renew any existing Lease, it shall provide written request to Purchaser for Purchaser’s consent describing the terms of any renewal of an existing Lease, and/or any proposed new lease, including all construction obligations, tenant improvement costs and allowances and leasing commissions for such renewed or new lease. Purchaser shall thereafter have five (5) business days after receipt of such information in each case to provide its written approval or disapproval thereof. Any failure by Purchaser to respond within such five (5) business day period shall be deemed disapproval by Purchaser thereof.

13.5 No Further Encumbrances. From and after the Date of this Agreement, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Purchaser at Closing), except with the written approval of Purchaser or as may be permitted in the Agreement.

13.6 Marketing. Seller and its agents and employees shall have the right during the term of this Agreement to market the Property for sale to other third party prospective purchasers, including the right to enter into “back-up” contracts for the sale of the Property, and such activity shall not be default under the terms of this Agreement as long as Seller informs all such prospective purchasers of the existence of this Agreement and such purchasers agree that there rights are subject and subordinate to the terms of this Agreement. Seller covenants that there is no validly existing agreement for the sale and purchase of the Property that is superior or has priority over this Agreement.

13.7 Future Notices. Seller shall promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Article 9 above to be untrue if made after Seller’s receipt of such notices.

14. FIRE AND CASUALTY. Seller shall maintain in effect until the Closing Date all insurance policies currently in force with respect to the Property including liability insurance and fire and extended coverage insurance. If at any time prior to the date of Closing a “material,” as defined below, portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, then at Purchaser’s option, to be exercised within fifteen (15) days after receipt of written notice from Seller of such destruction or damage, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other hereunder except for any right or obligation under any provision hereof which expressly survives the termination of this Agreement. For purposes hereof, the term “material” shall be deemed to be any of (i) damage or destruction to the Improvements where the cost to repair the Improvements is in excess of $1,000,000.00, as determined by Purchaser; (ii) any damage or destruction which is not fully (other than deductibles) covered by Seller’s insurance; (iii) any damage or destruction that would permit a Tenant to terminate its Lease and/or abate rent, whether or not such Tenant so terminates its Lease and/or abates rent thereunder unless, prior to Closing, such Tenant waives in writing its right to terminate its Lease and/or abate rent as a result of such casualty; (iv) the damage results in access to or parking on the Property being adversely affected, or (v) the damage results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property. If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Purchaser elects not to terminate this Agreement, the parties shall proceed to the Closing without reduction in the Purchase Price other than by the amount of the deductible under Seller’s insurance policy, self-insured amount or uninsured amount, as the case may be, and all insurance proceeds paid or payable to Seller and not spent by Seller to protect or stabilize the Property prior to Closing shall belong to Purchaser and shall be paid over and assigned to Purchaser at Closing and Seller shall not make any settlements without Purchaser’s prior written approval. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction; provided, however, that Seller shall bear all risk of loss prior to the Closing Date.

15. EMINENT DOMAIN. In the event of a taking by, or commencement of, condemnation or eminent domain proceedings of a “material,” as defined below, portion of the Property prior to the Closing Date, Seller shall promptly give written notice thereof to Purchaser and, at Purchaser’s option to be exercised within fifteen (15) days after receipt of notice from Seller of such proceedings, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other hereunder except for any right or obligation under any provision hereof which expressly survives the termination of this Agreement. For purposes hereof, the term “material” shall be deemed to mean any condemnation or eminent domain proceeding that will result in (i) the permanent loss of one or more points of access to the Property, (ii) the permanent loss of enough parking spaces (which cannot be reasonably replaced elsewhere on the Property) so that the Property fails to contain the minimum number of spaces required by applicable zoning requirements or in violation of parking requirements contained in any of the Leases or recorded documents, (iii) loss of any building comprising the Improvements or any portion thereof, (iv) affects more than the equivalent of One Million and No/100 Dollars ($1,000,000), in value, as reasonably determined by

Purchaser, or (v) entitles any Tenant to terminate its Lease or abate rent. If Purchaser does not terminate the Agreement pursuant to this Article 15, Seller shall pay over to Purchaser on the Closing Date all monies received or collected by Seller by reason of such condemnation or eminent domain proceeding, and Seller shall further assign and transfer to Purchaser all of Seller’s right, title and interest of, in and to any awards that have been or may be made for such condemnation or eminent domain proceedings and the additional money that may be payable when the same is and becomes assignable as a matter of law.

16. FAILURE TO CLOSE.

16.1. Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of the Seller’s default hereunder, the Earnest Money shall be promptly returned to Purchaser by Seller on demand, and the Purchaser shall have, in addition to any other right or remedy expressly provided hereunder, the right, as its sole and exclusive remedy on account of such default or breach by Seller, to either (i) terminate this Agreement and receive back the Earnest Money, or (ii) in the case of the failure of Seller to convey the Property as provided in this Agreement, subject to Section 7.2, seek specific performance of Seller’s obligation to convey the Property in accordance with the terms and conditions of this Agreement; provided that any right of specific performance on the part of Purchaser shall be expressly contingent upon Purchaser not being in default in the performance of any and all of Purchaser’s obligations under this Agreement and commencing such action for specific performance within thirty (30) days following the scheduled Closing Date under this Agreement. In the event Purchaser has the right to specific performance of this Agreement and fails to file an appropriate action for specific performance in a court with jurisdiction for such action within the thirty (30) day period provided, Purchaser shall then be irrevocably deemed to have waived such right of specific performance in which event, Purchaser’s sole remedy shall be as set forth in the foregoing clause (i). In the event the Closing does not occur, Purchaser shall not have the right to proceed against Seller for monetary damages (other than under Section 17.1) and Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) assert any remedies against Seller other than (a) those listed in this Section 16.1 on account of any asserted default or breach by Seller and (b) in enforcement of any claim under Section 17.1.

16.2. Purchaser’s Default. If Purchaser fails to purchase the Property when it is obligated to do so under the terms of this Agreement, then Seller shall be entitled, as its sole and exclusive remedy hereunder, to take and use for its own account the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default. Seller’s retention of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser (other than with respect to claims by Seller arising under Sections 8.3 and 17.1), and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement; or (ii) to recover actual damages (other than with respect to claims by Seller arising under Sections 8.3 and 17.1).

17. BROKERAGE AND OTHER FEES.

17.1. Representations Regarding Brokers. Except as set forth in Section 17.2 hereof, Seller and Purchaser each represent and warrant to the other that it has not employed, retained, or consulted any broker, agent, or finder in carrying on the negotiations in connection with this Agreement or the purchase and sale referred to herein, and Seller and Purchaser each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. Subject to the provisions of Article 37 below, Seller shall indemnify hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) incurred by Purchaser in connection with Seller’s failure to pay the commission required by Section 17.2 below. This Section 17.1 shall survive the Closing or any termination, cancellation, or rescission of this Agreement.

17.2. Amount and Method of Payment of Commission. Seller and Purchaser acknowledge that Holliday Fenoglio Fowler, L.P. has been retained as “Broker” and represents Seller in connection with the sale of the Property by Seller to Purchaser, and Seller hereby agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate commission pursuant to a separate written agreement between Seller and Broker. This Section 17.2 shall survive the Closing or any termination, cancellation, or rescission of this Agreement.

18. ASSIGNABILITY.

18.1. By Purchaser. Purchaser shall not assign, sell, convey, or otherwise transfer any or all its rights under this Agreement without the prior written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Purchaser shall have the right, without Seller’s consent, to assign this Agreement, in whole but not in part, to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor. No assignment of this Agreement shall be effective unless Purchaser notifies Seller of such assignment at least three (3) business days prior to the Closing Date, and no assignment of this Agreement shall relieve the Purchaser of its duties and responsibilities under this Agreement. Notwithstanding the foregoing, if Purchaser’s assignee or nominee has satisfied all of Purchaser’s obligations under this Agreement as of the Closing Date (including, without limitation, the payment of the Purchase Price to Seller, subject to permitted prorations), and has signed a written assumption of all of Purchaser’s obligations under this Agreement, effective upon Closing, Purchaser (but not the assignee) shall automatically be released from any further obligations or responsibilities under this Agreement.

18.2. Successors and Assigns. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

19. WAIVER. CONSENT. This Agreement supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such parties.

20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

21. HEADINGS. The headings of the several articles, sections, and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

22. NOTICES. Unless otherwise specifically provided in this Agreement, all notices, requests, and demands to be made under this Agreement to the parties in this Agreement shall be in writing and shall be delivered by hand, sent by United States registered or certified mail, return receipt requested, through the United States Postal Service, or sent by prepaid Federal Express or similar reputable courier service or by facsimile transmittal (with a copy deposited for delivery by First Class Mail within one (1) business day after facsimile transmittal) (subject to the right of a party to designate a different address in the United States for itself by notice similarly given):

Purchaser:	c/o KBS Capital Advisors LLC 205 West Wacker, Suite 1000 Chicago, IL 60606 Attention: Bill Rogalla Facsimile: (312) 726-6804

With Copies To:	c/o KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attention: James I. Chiboucas, Esquire Facsimile: (949) 417-6523

and to:	Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attention: L. Bruce Fischer, Esquire Facsimile: (949) 399-7001

Seller:	2200 West Loop South, L.P. c/o Corrigan Properties, Inc. 2100 McKinney, Suite 1750 Dallas, TX 75201 Attention: Mark Welch Facsimile: (214) 468-9242

With Copies To:	Owens, Clary and Aiken, L.L.P. 700 North Pearl Street, Suite 1600 Dallas, Texas 75201 Attention: Robert L. Owens Facsimile No.: (214) 698-2121 Telephone No.: (214) 698-2101

Escrow Agent/ Title Agent:	Vandiver & Castleman Land Title Company 7500 San Felipe, Suite 1020 Houston, Texas 77057 Attn: Mr. Frank Vandiver Facsimile No.: (713) 589-8999 Telephone No.: (713) 589-9000

Any such notice, request or demand shall be considered given on the date of such hand or courier delivery, deposit in the United States mail or facsimile transmittal, and the time period (if any is provided herein) in which to respond to such notice, request or demand shall commence on the date of hand or courier delivery or facsimile transmittal or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or demand. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice, request or demand of any party may be given by such party’s counsel.

23. SEVERABILITY. If any provision of this Agreement or the application thereto to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other persons or circumstances shall not be affected thereby and shall enforced to the greatest extent permitted by law.

24. FURTHER ASSURANCES. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement.

25. OTHER PARTIES. Nothing in this Agreement shall be construed as giving any person, firm, corporation, partnership, or other entity, other than the parties hereto, their successors and assigns, any rights, remedy or claim under or in respect to this Agreement or any provision hereof.

26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts together shall constitute the one agreement.

27. TIME IS OF THE ESSENCE. Time is of the essence of this Agreement; provided, however, that if the time within which any action, consent, approval. or other activity herein contemplated, expires on a Saturday, Sunday, or national or banking holiday in the State of Texas, such time period shall automatically be deemed extended to the first day after the scheduled termination of such time period which is not a Saturday, Sunday, or national or banking holiday in the State of Texas. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included in such calculation. Unless otherwise expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 P.M. Houston, Texas time.

28. DELAY NOT A WAIVER. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

29. Intentionally Omitted.

30. NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

31. NO PUBLIC DISCLOSURE. Purchaser shall make no public disclosure of the terms of this transaction, either before or after Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective lenders. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

32. SECTION 1031 EXCHANGE. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code. In connection with any such exchange, the non-exchanging party shall not be obligated to execute any documentation other than a simple consent and/or acknowledgement.

33. LIMITATION OF LIABILITY. Purchaser hereby acknowledges and agrees that in no event shall any limited partner of Seller ever be liable to Purchaser as a result of a breach of this Agreement, and Purchaser agrees to look solely to Seller for satisfaction of any claim, loss or damage, even if Seller is hereinafter dissolved. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any partner or member distribution limitation imposed under applicable limited partnership and/or limited liability laws.

34. NO PROCESSING. Without Seller’s prior written consent, until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof, or have any communications with any governmental agency or official relating to the condition (environmental or otherwise) of the Property; provided, however, that Purchaser shall not be prohibited from communicating with the applicable governmental agencies regarding the zoning condition of the Property.

35. RECORDATION. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

36. PROPER EXECUTION. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser, and the Initial Earnest Money shall have been received by Seller.

37. EXPIRATION. This Agreement shall constitute an offer by Seller to Purchaser open for acceptance by Purchaser until 5:00 P.M. Houston, Texas time on July 27, 2007, by which time two (2) unaltered facsimile counterparts of this Agreement, duly executed by Purchaser, must have been received by Seller. If such written acceptance is not so received, this

Agreement, unless the period for acceptance is extended in writing by Seller, shall be deemed withdrawn and of no further force and effect.

38. [Intentionally Deleted.]

39. SERVICE CONTRACTS. Prior to the expiration of the Inspection Period, Purchaser shall notify Seller as to which Service Contracts, if any, Purchaser will assume for the Property and which Service Contracts for the Property shall be terminated by Seller at Closing. Purchaser will assume the obligations first accruing and arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Purchaser has elected in writing to assume. Seller shall terminate at Closing all Service Contracts that are not so assumed (to the extent terminable).

40. RECORDATION AND DELIVERY OF FUNDS AND DOCUMENTS. When Purchaser and Seller have satisfied their respective Closing obligations under Sections 6.2 and 6.3 hereof and each of the conditions under Article 12 hereof have either been satisfied or waived, Escrow Agent shall promptly undertake or cause to be undertaken all of the following in the manner indicated and as more particularly instructed in Purchaser and Seller’s Closing instructions:

40.1 Prorations. Prorate and allocate all matters as described in Sections 6.3 and 6.4 hereof;

40.2 Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Purchaser’s and Seller’s Closing instructions;

40.3 Funds. Disburse funds deposited by Purchaser with Escrow Agent towards payment of all items chargeable to the account of Purchaser pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

40.4 Document Delivery. Deliver originals and conformed copies of all documents to Seller and Purchaser, as appropriate; and

40.5 Title Policy. Acting as Title Agent, on behalf of the Title Underwriter, issue the Title Policy to Purchaser.

Signatures on next page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

SELLER:

2200 WEST LOOP SOUTH, L.P., a Texas limited partnership

By:	Corrigan Properties, Inc. #8, a Texas corporation, its general partner

	By:	/s/ Authorized Signatory
Name:
Title:

Date of Execution: July 27, 2007

SIGNATURE PAGE OF PURCHASE AND SALE AGREEMENT

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PURCHASER:

KBS 2200 WEST LOOP, LLC, a Delaware limited liability company

By:	KBS REIT ACQUISITION XXVI, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES, LLC, a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

Date of Execution: July 27, 2007

SIGNATURE PAGE OF PURCHASE AND SALE AGREEMENT

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